Boston Financial Qualified Housing Tax Credits IV, L.P.

October 2007 Distribution:

Enclosed is your share of a distribution in the amount of $15,548,170 or $226.22 per Unit. The Partnership is able to make this distribution primarily as a result of the disposition of twenty-nine of the Partnership’s thirty-seven properties or Limited Partnership interests in these properties, most notably the sale of Mayfair Mansions, located in Washington, DC. For more detail on disposition activity, please refer to your most recent copy of the Partnership’s Quarterly or Annual Report. If unavailable, please call ACS Securities Services, Inc. at 1-800-823-4828 between 10-3 CST, or write to MMA Partnership Administration, c/o ACS Securities Services, Inc., 3988 N. Central Expressway, Building 5, 6th Floor, Dallas, TX 75204, for a copy.

The Managing General Partner will continue the disposition of the remaining eight properties and the liquidation of the Partnership as promptly as possible with the intent of maximizing the benefits to the Limited Partners. As a result of these dispositions, current projections suggest that there will be additional distributions of up to $200.00 per Unit by the end of 2008, although there can be no assurances as to the timing and amount of these distributions.

Update to IRS audit of Bentley Court II, Limited Partnership:

Over the course of the past ten years, the Managing General Partner has informed and updated Limited Partners on the status of the IRS audit that began with the 1993 tax return, subsequently expanded to include the 1994 and 1995 tax returns, for Bentley Court II Limited Partnership (the “Property”) that questioned the treatment of certain items and had findings of non-compliance. Please keep in mind, as we previously reported, as a result of his fraudulent actions which resulted in these findings of non-compliance, the Local General Partner of Bentley Court II Limited Partnership was convicted and imprisoned.

As reported, after a series of trials and appeals led by the Managing General Partner, the Tax Court ruled against the Partnership in 2006. Upon advice of counsel, this decision was not appealed further by the Managing General Partner. The IRS has finalized its adjustments and Limited Partners should have or should expect to receive notifications from the IRS of selected adjustments for tax years 1991-1995. It is possible that the IRS will further expand its claims for additional amounts with respect to other years. However, counsel has advised that the statute of limitations has expired for the tax years 1996, 1997 and 1998.

What does this mean to you as a Limited Partner?
(The following estimated adjustments are based on an ownership of one Unit. Limited Partners owning more than one Unit should multiply the amounts below by their total number of Units owned)

1) For those Limited Partners who owned units in 1993

Disallowance of tax credits taken in 1993 (one Unit): $ 12.04

Recapture of tax credits taken in 1991 and/or 1992 (one Unit): $ 7.38
(this provision applies to owners of record in 1993, as the IRS deemed the recapture of 1991 and 1992 credits as a 1993 tax event.)

Disallowance of losses claimed in 1993 (one Unit): $ 4.08

2) For those Limited Partners who owned units in 1994:

Disallowance of credits taken in 1994 (one Unit): $ 12.14

3) For those Limited Partners who owned units in 1995:

Disallowance of tax credits taken in 1995 (one Unit): $ 13.49

3) Estimated Interest at 8% per unit for Limited Partners owning units in the following years (penalties assessed as a result of taking tax credit and deduction benefits in these respective years)

1992: $14.31
1993: $20.68
1994: $18.43
1995: $17.96

The Managing General Partner has not included estimates for penalties because it is not expecting them. However, it is possible that the IRS will attempt to claim penalties. Tax counsel has advised that Limited Partners that acquired Units after 1998 will not be affected by these assessments. These numbers are merely an estimate. The impact of this on each Limited Partner will depend upon that partner’s individual tax circumstances. The Managing General Partner strongly recommends that Limited Partners consult with their tax advisors regarding the appropriate treatment of any disallowance or recapture assessments.